Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders
Oppenheimer Main Street Mid Cap Fund:

We consent to the use of our report dated August 11, 2014, with respect to the financial statements and financial highlights of Oppenheimer Main Street Mid Cap Fund, formerly Oppenheimer Main Street Small- & Mid-Cap Fund, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

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KPMG LLP

Denver, Colorado
October 24, 2014